Exhibit 10.1

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (together with all Exhibits and Schedules attached hereto, which are incorporated herein and constitute part hereof, this “Agreement”) is dated as of the Effective Date (as defined below), by and among PANACELA LABS, INC., a Delaware corporation (the “Company”), CLEVELAND BIOLABS, INC., a Delaware corporation (“CBLI”), and Open Joint Stock Company “RUSNANO”, a company organized under the laws of the Russian Federation (“Rusnano” and, together with CBLI, the “Investors” and the Investors, together with the Company, the “Parties” and, each, a “Party”).

RECITALS

A.           CBLI caused the incorporation of the Company in Delaware on March 18, 2011 and the formation of Limited Liability Company “Panacela Labs”, a limited liability company formed under the laws of the Russian Federation (the “Russian Entity”) on July 14, 2011 in anticipation of the transactions contemplated hereby. The Company is the sole participant of the Russian Entity.

B.           The Parties shall exercise their best efforts to carry out a complete cycle of development, research, performance of clinical trials, production and sales of innovative pharmaceutical Portfolio Drugs (as defined below) to be used for treatment of oncological, infectious or other diseases in the Russian Federation and leading global markets to be selected by the Investors, to be implemented through the Company and the Russian Entity.

C.           In furtherance of the foregoing, the Investors wish to participate in the ownership and operation of the Company and through it, of the Russian Entity, in accordance with the terms and conditions of this Agreement and other Transaction Agreements as defined and referred to herein.

D.           The Parties desire to confirm their agreement to consummate the transactions contemplated by, and on the terms and subject to the conditions set forth in, this Agreement and the other Transaction Agreements on the Closing Date (as defined below), and to set forth the various agreements and actions to be taken by the Parties in order to do so.

NOW, THEREFORE, in consideration of the foregoing premises, agreements and the mutual covenants herein contained and upon the terms and conditions hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be mutually bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, in addition to the various terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

(a)                 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls or is Controlled by or is under common Control with such Person.

(b)                 “Business Day” means a day (other than a Saturday or Sunday) on which banks are generally open for business in Moscow, the Russian Federation, and New York, New York, the United States of America.

(c)                 “Business of the Company” has the meaning set forth in Section 2.1.

(d)                 “Business Plan” means a document prepared by the Chief Executive Officer of the Company and approved by the board of directors of the Company in accordance with Section 2.2, which consists of a detailed investment plan and an action plan for fulfillment of the Project’s goals. Business Plan shall be adopted for a seven-year term and shall consist of the following main parts: the Milestones, an action plan in respect of fulfillment of the Milestones, including a plan for scientific and research works and technological developments, and a financial plan that includes but is not limited to (i) profit and loss forecast, (ii) cash flow forecast and (iii) balance sheet forecast.

(e)                 “Bylaws” has the meaning set forth in Section 3.1(c).

(f)                 “CBLI Subscription Agreement” means that certain Subscription Agreement, dated as of the Closing Date, between CBLI and the Company.

(g)                 “CCF” means Cleveland Clinic Foundation, a non-profit Ohio corporation.

(h)                 “CCIA” means Children’s Cancer Institute Australia for Medical Research, an Australian not for profit medical research institute with registration number ACN 072 279 559.

(i)                 “Charter” has the meaning set forth in Section 3.1(c).

(j)                 “Closing” includes the Initial Closing, the Second Closing, the Third Closing and the Fourth Closing, and the term “Closings” means all of the foregoing, collectively.

(k)                 “Closing Date” means, unless the context otherwise requires and unless otherwise expressly stated herein, the date on which the Initial Closing occurs under this Agreement.

(l)                 “Common Stock” means the shares of common stock, par value $0.001 per share, of the Company.

(m)                 “Company Escrow Account” means the operating bank account established by the Company with a commercial bank of its choice in the U.S., which shall at all times comply with the requirements of Section 6.6(c)-(d).

(n)           “Company Escrow Agreement” means that certain Company Escrow Agreement or similar agreement, dated as of the Closing Date, among the Company, JPMorgan Chase Bank, National Association, and Rusnano.

(o)           “Company Indemnitees” has the meaning set forth in Section 10.1(b).

           (p)           “Control” means possession, directly or indirectly, of power to direct or cause the direction of management, business, decisions or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of any other Person, provided that, in any event, any Person which owns, directly or indirectly, a majority of the securities having ordinary voting power or otherwise the majority of votes for the election of directors or other governing body of a corporation or a majority of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person (whereby their correlative meanings, “Controlled by” and “under Control” shall be construed accordingly).

(q)           “Co-Investor” has the meaning set forth in Section 5.4.

(r)           “Effective Date” means the date on which all Parties will have executed and delivered this Agreement.

(s)           “Fiscal Year” means the period starting on January 1 and ending on the following December 31 (both dates inclusive).

(t)           “Fourth Closing” has the meaning set forth on Schedule 5.1(c)(ii) hereto.

(u)           “Governmental Body” means any federal, state, municipal, local or foreign governmental authority, department, commission, board, bureau, regulatory or administrative agency or official, court, tribunal, instrumentality, political subdivision or taxing authority.

(v)           “Initial Closing” has the meaning set forth in Section 5.1.

(w)           “Intellectual Property Agreements” means all of the license and/or sublicense agreements, assignment agreements, letter agreements, acknowledgements and amendments listed on Exhibit A.

(x)           “Knowledge of CBLI” or words of similar import means the knowledge of CBLI after reasonable investigation.

(y)           “Knowledge of the Company” or words of similar import means the knowledge of the Company after reasonable investigation.

(z)           “Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law or principle of common law.

(aa)         “Litigation” means any action, suit, investigations proceeding or litigation.

(bb)        “Liens” means all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

(cc)         “Losses” means any and all damages, fines, fees, taxes, penalties, deficiencies, losses and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of Litigation or other proceedings or of any claim, default or assessment (including reasonable fees and expenses of attorneys incurred in connection with the investigation or defense of any claim, default or assessment or asserting or disputing any rights under this Agreement.

(dd)        “Milestones” means key events (indicators) of the Project which are essential for fulfilment of interim and ultimate objectives of the Project specified in Schedule 1(dd) hereto.

(ee)         “Monitoring Regulation” means the Regulations on Monitoring and Control of the OJSC “RUSNANO” Investment Assets Used by the Company and the Russian Entity attached as Schedule III to the Stockholders Agreement, as the same may be updated or supplemented by Rusnano from time to time.

(ff)           “New Board” has the meaning set forth in Section 7.1(vi)(C).

(gg)        “Note” means that certain Convertible Promissory Note made by the Company for the benefit of CBLI in the principal amount of $300,000 on July 8, 2011, as amended and restated by the date of the Initial Closing.

(hh)        “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

(ii)           “Other Indemnitees” has the meaning set forth in Section 10.1(c).

(jj)           “Person” means any individual, corporation, company, limited liability company, partnership, joint venture, trust, association, unincorporated organization, or other entity or group, including any Governmental Body.

(kk)         “Plan” means the Company Stock Plan adopted effective July 21, 2011, together with ancillary agreements, instruments and documents annexed thereto and part thereof, as the same may be modified or amended from time to time.

(ll)           “Portfolio Drugs” means the pharmaceutical drug candidates set forth on Schedule 1(ll) hereto.

(mm)       “Pre-Closing Escrow Agreement” means that certain Escrow Agreement, dated as of the date of this Agreement, among the Company, Rusnano and JPMorgan Chase Bank, National Association, in its capacity as the escrow agent thereunder with respect to the funds to be released upon the Initial Closing consummated under this Agreement.

(nn)        “Preferred Stock” means the shares of Series A Preferred Stock, par value $0.001 per share, of the Company.

(oo)        “Project” has the meaning set forth in Section 2.1.

(pp)        “Proprietary Information” has the meaning set forth in Section 9.2.

(qq)        “Released Parties” has the meaning set forth in Section 8.2.

(rr)          “Releasing Parties” has the meaning set forth in Section 8.2.

(ss)         “RPCI” means Roswell Park Cancer Institute, a New York Public Benefit Corporation.

(tt)          “Russian Entity” has the meaning set forth in the recitals hereto.

(uu)        “Russian Entity Special Account” means the bank account of the Russian Entity established pursuant to the Special Account Agreement, which shall at all times comply with the requirements of Section 6.6(a)-(b).

(vv)        “Rusnano Subscription Agreement” means that certain Subscription Agreement, dated as of the Closing Date, between Rusnano and the Company.

(ww)       “Russian Entity Charter” has the meaning set forth in Section 3.2(b).

(xx)          “Second Closing” has the meaning set forth on Schedule 5.1(c)(ii) hereto.

(yy)        “Service Agreement” means that certain Service Agreement between the Company and the Russian Entity, relating to the provisions of certain services in respect of the Project by the Company to the Russian Entity.

(zz)          “Shares” has the meaning set forth in Section 5.1(b)(iii).

(aaa)       “Special Account Agreement” means that certain Special Account Agreement, dated as of the Closing Date, among the Russian Entity and Open Joint Stock Company “Alfa Bank” or any other bank agreed by the Parties.

(bbb)      “Stockholders Agreement” means that certain Stockholders and Investor Rights Agreement, dated as of the Closing Date, among the Company, CBLI, Rusnano and the other stockholders of the Company party thereto.

(ccc)       “Subsidiary” means, with respect to a specified Person, any other Person of which securities or other interests having the power to elect a majority of that other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.

(ddd)      “Third Closing” has the meaning set forth on Schedule 5.1(c)(ii) hereto.

(eee)       “Transaction Agreements” means, collectively, this Agreement, the Pre-Closing Escrow Agreement, the Intellectual Property Agreements, the Stockholders Agreement, the CBLI Subscription Agreement, the Rusnano Subscription Agreement, the Special Account Agreement, the Company Escrow Agreement and the Warrants.

(fff)       “Transferred IP” has the meaning set forth in Section 2.1.

(ggg)      “US GAAP” means U.S. generally accepted accounting principles and practices for financial reporting as in effect from time to time and applied consistently throughout the periods involved.

(hhh)      “Warrants” means, collectively, the First CBLI Warrant, the Second CBLI Warrant, the First Rusnano Warrant and the Second Rusnano Warrant (each such term as defined in Section 6.5 herein), each dated as of the Closing Date, to be issued by the Company to each Investor on the terms set forth therein and in this Agreement, and the term “Warrant” means any thereof.

(iii)          “Withdrawing Party” has the meaning set forth in Section 8.2.

ARTICLE II

BUSINESS OF THE CORPORATION

2.1           Scope of Business.  The Parties shall exercise their best efforts to carry out a complete cycle of development, research, performance of clinical trials, production and sales of innovative Portfolio Drugs to be used for treatment of oncological, infectious or other diseases in the Russian Federation and leading global markets to be selected by the Investors (the “Business of the Company”).  The Business of the Company will be carried out through the Company and its wholly-owned subsidiary, the Russian Entity, the activities of which shall comply with this Agreement, including without limitation, Section 6.6.  The activities of the Company and the Russian Entity will utilize the intellectual property listed on Schedule 2.1(i) hereto as specifically provided for in the Intellectual Property Agreements (the “Transferred IP”) and the intellectual property resulting from research and development activities of the Company and the Russian Entity as provided for in Section 6.3 and as expected by the Parties to occur in development stages listed on Schedule 2.1(ii) hereto (the foregoing activities as applicable from time to time, the “Project”).

2.2           Business Plan.  The New Board shall approve a Business Plan of the Company no later than 30 days after the date on which the Initial Closing occurs.  At least 60 days prior to the completion of each Fiscal Year of the Company, the New Board or each subsequent board of directors of the Company will, subject to compliance with the terms of this Agreement and the other Transaction Agreements, adopt a revised Business Plan for each subsequent Fiscal Year.

ARTICLE III

FORMATION OF THE COMPANY AND THE RUSSIAN ENTITY

3.1           Formation, Charter and Capitalization of the Company.

(a)           CBLI caused the Company to be incorporated on March 18, 2011 under the laws of the State of Delaware, U.S., in the form of a corporation, under the name of “BioTar, Inc.” and thereafter on May 11, 2011 to change the name of the Company to its current name, “Panacela Labs, Inc.”

(b)           Copies of the certificate of incorporation, as amended, and the bylaws of the Company have been delivered by CBLI to Rusnano.

(c)           The current capitalization of the Company on the date of this Agreement is set forth in Schedule 3.1 (Table 1) hereto.  Company shall take or cause to be taken any and all necessary actions in order that, at the Closing Date (i) the Company shall have the share capital in accordance with this Agreement, as listed on Schedule 3.1 (Table 3) hereto; (ii) the Company shall have the amended and restated certificate of incorporation (the “Charter”) substantially in the form attached hereto as Exhibit B-1; and (iii) the Company shall have the amended and restated bylaws (the “Bylaws”) substantially in the form attached hereto as Exhibit B-2.  The actions contemplated to be taken by this Section 3.1 shall include, without limitation, the adoption of the stockholders resolution to approve and adopt the Charter and to approve the issuance of the Company’s capital stock consistent herewith and therewith.

3.2           Formation, Charter and Capitalization of the Russian Entity.

(a)           As of the date of this Agreement, the Company is the sole participant in the Russian Entity, formed in accordance with the Law of the Russian Federation.

(b)           Copies of the formation documents of the Russian Entity have been delivered previously by CBLI to Rusnano.  The charter of the Russian Entity in its current form on the date of this Agreement is attached as Exhibit C hereto (the “Russian Entity Charter”).

(c)           At the Closing Date, the charter capital of the Russian Entity will be as listed on Schedule 3.2 hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1           Representations and Warranties of the Company and CBLI to Rusnano.  As an inducement for Rusnano to participate in the Project, CBLI and the Company, jointly and severally hereby represent and warrant to Rusnano as of the date of this Agreement (unless otherwise expressly stated in the Schedules hereto) and as of the Closing Date as follows:

(a)           Representations and Warranties Regarding the Company:

(i)           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  The Company has all requisite power and authority to own, lease and operate its properties and assets and to carry on the Business of the Company as it is now being conducted.

(ii)          The Company is maintaining and has always maintained true and complete copies of (A) the certificate of incorporation; (B) the bylaws; (C) minutes of meetings, or written consents in lieu of meetings, of the stockholders and the board of directors; (D) stock certificates and stock transfer ledgers; and (E) other organizational documents. The Company is not in default under or in violation of any provision of its organizational documents. The Company has not had any proceedings of the board of directors or its stockholders, other than those for which true, correct and complete copies have been delivered by the Company and CBLI to Rusnano.

(iii)         The Company has all requisite corporate power and authority to execute and deliver this Agreement, the other Transaction Agreements to which it is a party and other agreements and documents to be delivered by the Company in connection with this Agreement or the Project contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement, the other Transaction Agreements to which it is a party and other agreements to be executed and performed by the Company in connection with this Agreement or the Project contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceeding or action on the part of the Company, the board of directors of the Company, or the Company stockholders is necessary to authorize execution, delivery and performance of this Agreement, the other Transaction Agreements and other agreements to be executed and performed by the Company in connection herewith and therewith.  This Agreement and the other Transaction Agreements do not violate the provisions of the Company’s certificate of incorporation or bylaws and constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except that enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (B) equitable principles which may limit the availability of certain equitable remedies (such as specific performance).

(iv)        Except as set forth on Schedule 4.1(a)(iv), neither the execution and delivery of this Agreement and the other Transaction Agreements nor the consummation of the transactions contemplated hereby and thereby will (i) violate, result in a breach of any of the terms or provisions of, constitute a default (or any event which, with the giving of notice or the passage of time or both, would constitute a default under, result in the acceleration of any indebtedness under or performance required by, result in any right of termination of, increase any amounts payable under, decrease any amounts receivable under, change any other rights pursuant to, or conflict with, any material agreement, trust, indenture, mortgage, loan agreement or other instrument to which the Company is a party or by which any of its properties is bound, the organizational documents of the Company, or any Law, rule, regulation or Order of any court, Governmental Body or arbitrator applicable to the Company; or (ii) affirmatively require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Body, except for such consents, approvals, authorizations, permits or filings which will have been obtained by the Initial Closing and those referenced in the certificate to be delivered pursuant to Section 7.4(iv).

(v)         With the exception of the Russian Entity, the Company has never had, and currently does not have, any other Subsidiaries.

(vi)        Upon filing of the Charter with the Secretary of State of the State of Delaware the authorized capital stock of the Company will consist of 137,420 shares of Common Stock of the Company par value $0.001 per share and 102,580 shares of Preferred Stock of the Company par value $0.001 per share. Tables 2 and 3 of Schedule 3.1 accurately set forth the total number of issued and outstanding shares (in each case, on a fully diluted basis) of the Company Common Stock and Preferred Stock immediately prior to and immediately after the Closing Date, respectively, and the name of each holder of such shares.

(vii)       The information relating to the Company set forth on Schedule 3.1 hereto is complete, true and accurate in all material respects.

(viii)      Except for the Note, there are no (A) outstanding obligations of the Company to repurchase, redeem or otherwise acquire any securities of the Company, to provide funds to, or to make an investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedules 3.1 and 3.2, there are no other outstanding shares of Company capital stock, voting securities, options, warrants, calls, commitments, securities, agreements or other rights of any kind to acquire, or any securities that, upon conversion, exchange or exercise would require or give any Person the right to require the issuance, sale or transfer of, shares of capital stock of any class of, or other debt obligations of or equity interests in, the Company or the Russian Entity that have been issued, granted or entered into by the Company or the Russian Entity.  The Company has not declared or paid any dividends on or made any other distribution in respect of any of its securities at any time during the year of 2011.

(ix)         Except for the Company Plan, the Company has not adopted, sponsored or maintained any equity plan or any other plan or agreement providing for equity compensation to any person.

(x)          Except as set forth in Schedule 4.1(a)(x), the Company currently has no business operations and has not transacted any material business since its formation, except for the activities and transactions relating to the Project as have been disclosed by CBLI and the Company to Rusnano.

(xi)         Except as set forth in Schedule 4.1(a)(xi), the Company has no liabilities or obligations of any kind other than those liabilities or obligations as are imposed upon the Company solely by virtue of its formation, performance of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby. Schedule 4.1(a)(xi) sets forth a true, complete and correct list of all indebtedness of the Company, including, without limitations, all (A) indebtedness for borrowed money; (B) obligations evidenced by notes, bonds, debentures or similar instruments, or pursuant to any guaranty or arrangements having the economic effect of a guarantee; (C) obligations under capital leases; and (D) obligations issued or assumed as the deferred purchase price of property (including the Transferred IP) or services.

(xii)        Except as set forth in Schedule 4.1(a)(xii), the Company has never had, and currently does not have, any employees.

(xiii)       True and complete copies of (A) the balance sheet and (B) the statement of income and cash flows for the three-month period ended on August 30, 2011 have been delivered by the Company to Rusnano and are attached hereto in Schedule 4.1(xiii). The balance sheet and the statement of income and cash flows were prepared in accordance with the books of account and other financial records of the Company and present fairly in all material respects the financial condition and results of operations of the Company as of August 30, 2011.

(xiv)       To the Knowledge of each of CBLI and the Company, there is no Litigation, charge, finding of deficiency or non-compliance, notice of violation, notice of alleged liability, penalty, fine, or sanction pending or threatened against the Company.

(xv)        To the Knowledge of each of CBLI and the Company, the Company is not in violation of any Law that is material to its operations as currently conducted, the Business or the Project.

(xvi)       Except as otherwise provided in Schedule 4.1(xvi), the Company is not a party to any other material contracts that involve the aggregate payments by or to the Company or that relate to or evidence Company indebtedness, of more than $10,000.

(xvii)      To the Knowledge of CBLI and the Company, there is no judgment by any Governmental Body against CBLI or the Company, which has or may, in the reasonable judgment of CBLI, have the effect of invalidating or terminating the Project, this Agreement or any other Transaction Agreements or transactions contemplated hereby and thereby.

(xviii)     The Warrants and certificates evidencing the Shares, when issued and delivered in accordance with the terms of this Agreement and the other Transaction Agreements, will be duly and validly issued and free of restrictions on transfer other than restrictions set forth herein or therein or under applicable U.S. federal and state securities laws and the provisions of the Stockholders Agreement.

(b)          Representations and Warranties Regarding the Russian Entity:

(i)           To the Knowledge of each of CBLI and the Company, the Russian Entity is a limited liability company duly incorporated, validly existing and in good standing under the laws of the Russian Federation.

(ii)          The Russian Entity has charter capital in the amount of 250,000 Russian Rubles, free from any Liens.  The Company owns 100% participation interest in the charter capital of the Russian Entity.

(iii)         The Russian Entity has all requisite corporate power and authority to execute and deliver the Transaction Agreements to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The Transaction Agreements do not violate the provisions of the Russian Entity Charter and constitute the legal, valid and binding obligation of the Russian Entity, enforceable against the Russian Entity in accordance with their terms.

(iv)        To the Knowledge of CBLI and the Company, there is no Litigation, charge, finding of deficiency or non-compliance, notice of violation, notice of alleged liability, penalty, fine, or sanction pending or threatened against the Russian Entity. To the Knowledge of each of CBLI and the Company, there is no action, suit, claim, proceeding or investigation by any Person or by or before any Governmental Body disputing this Agreement or the other Transaction Agreements, any transactions or documents entered into by the Russian Entity in connection with its formation and/or in anticipation of the transactions contemplated hereby, or the payment by CBLI of the charter capital of the Russian Entity.

(v)         To the Knowledge of CBLI and the Company, there is no judgment by any Governmental Body against the Russian Entity, which has or may, in the reasonable judgment of CBLI, have the effect of invalidating or terminating the Project, this Agreement or the other Transaction Agreements or transactions contemplated hereby and thereby.

(vi)        As of the Closing Date, the Monitoring Regulation will have been duly adopted by the Russian Entity.

(vii)       As of the Closing Date, the Russian Entity Charter in the form attached as Exhibit C hereto will have been duly adopted by the Russian Entity and will be in full force and effect.

(viii)      As of the Closing Date, the Company will be the sole participant in the charter capital of the Russian Entity, as evidenced by extract of the register of its participants certified by the Russian Entity and delivered to Rusnano.

(ix)         As of the Closing Date, the Russian Entity will have no indebtedness or other obligations, except for those incurred in connection with its formation, the Transaction Agreements and the transactions contemplated thereby.

(x)          The Russian Entity has not had any proceedings of the board of directors or its participants, other than those for which true and complete copies have been delivered to Rusnano.

(xi)         Except as set forth on Schedule 4.1(b)(xi), the Russian Entity has never had, and currently does not have, any employees.

(xii)        To the Knowledge of CBLI and the Company, the Russian Entity is not in violation of any Law material to its operations, the Business or the Project.

(xiii)       Except as set forth on Schedule 4.1(b)(xiii), the Russian Entity is not a party to any material contracts that involve the aggregate payments by or to the Russian Entity or that relate to or evidence the Russian Entity indebtedness, of more than $10,000.  Schedule 4.1(b)(xiii) sets forth a true, complete and correct list of all indebtedness of the Russian Entity, including, without limitation, all (A) indebtedness for borrowed money; (B) obligations evidenced by notes, bonds, debentures or similar instruments, or pursuant to any guaranty or arrangements having the economic effect of a guarantee; (C) obligations under capital leases; and (D) obligations issued or assumed as the deferred purchase price of property (including the Transferred IP) or services.

(xiv)       There are no (A) outstanding obligations of the Russian Entity to repurchase, redeem or otherwise acquire any participation interest in the charter capital of the Russian Entity, to provide funds to, or to make an investment (in the form of a loan, capital contribution or otherwise) in any Person.  There are no other outstanding participation interests in the charter capital of the Russian Entity, voting ownership interests therein, options, warrants, calls, commitments, agreements or other rights of any kind to acquire, or any ownership interests that, upon conversion, exchange or exercise would require or give any Person the right to require the issuance, sale or transfer of, any ownership interests in, or debt obligations of, the Russian Entity that have been issued, granted or entered into by the Russian Entity.  The Russian Entity has not declared or paid any dividends on or made any other distribution in respect of any of its participation interests at any time since formation of the Russian Entity.

(xv)        The Russian Entity has not adopted, sponsored or maintained any equity plan or any other plan or agreement providing for equity compensation to any Person.

(xvi)       To the Knowledge of CBLI and the Company, there is no judgment by any Governmental Body against the Russian Entity, which has or may, in the reasonable judgment of CBLI, have the effect of invalidating or terminating the Project, this Agreement or any other Transaction Agreements or transactions contemplated hereby and thereby.

(c)          Representations and Warranties Regarding Intellectual Property by CBLI:

(i)           Except as set forth on Schedule 4.1(c)(i), CBLI owns or has the lawful unencumbered right to the Transferred IP without limitation.  To the Knowledge of CBLI, the Transferred IP will be sufficient for the implementation of the Project as currently contemplated by the Parties and will be assigned and licensed by CBLI to the Company and the Russian Entity pursuant to the terms of the Intellectual Property Agreements.  All such Transferred IP is listed in Schedule 2.1(i) hereto. The Intellectual Property Agreements, when entered into by CBLI, will not violate the terms of any agreement or arrangements of CBLI with any third party.

(ii)          To the Knowledge of CBLI, other than the licensed patents and patent applications listed on Schedule 2.1(i) hereto, there are no patent rights that are necessary for the development, research, performance of clinical trials, manufacture, use, offer for sale, sale, import or export of Portfolio Drugs as currently contemplated by the Project.

(iii)         (A) No other Person presently has any effective option or license from CBLI to use the Transferred IP to discover, develop, research, make, have made, use, offer for sale, sell, import or export any Portfolio Drugs, within the scope of the rights to be granted to the Company or the Russian Entity; and (B) CBLI is not currently, and will not in the future, violate or be in breach of any provisions of any license agreement with a third party relating to the Transferred IP.

(iv)        To the Knowledge of CBLI, it is not in violation of any patent, trade secret or other intellectual property rights related to the Transferred IP of any third parties. To the Knowledge of CBLI, no third party is currently infringing, misappropriating or violating rights in and to the Transferred IP.

(d)         Representations and Warranties of CBLI.  As an inducement for Rusnano to participate in the Project, CBLI hereby represents and warrants to Rusnano as of the date of this Agreement and as of the Closing Date as follows:

(i)           CBLI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(ii)          CBLI has all requisite corporate power and authority to execute and deliver the Agreement and the other Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by CBLI of the Agreement and the other Transaction Agreements to which it is a party and the consummation of all transactions contemplated hereby and thereby have been duly and validly authorized by all corporate actions necessary to authorize or to consummate the transaction contemplated hereby. This Agreement and the other Transaction Agreements to which CBLI is a party have been duly and validly executed and delivered by CBLI, and this Agreement and the other Transaction Agreements to which CBLI is a party constitute valid and binding agreements of CBLI, enforceable against it in accordance with their respective terms, except that enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (B) equitable principles which may limit the availability of certain equitable remedies (such as specific performance).

(iii)         Neither the execution and delivery of this Agreement and the other Transaction Agreements nor the consummation of the transactions contemplated hereby and thereby will (i) violate, result in a breach of any of the terms or provisions of, constitute a default (or any event which, with the giving of notice or the passage of time or both, would constitute a default under, result in the acceleration of any indebtedness under or performance required by, result in any right of termination of, increase any amounts payable under, decrease any amounts receivable under, change any other rights pursuant to, or conflict with, any material agreement, trust, indenture, mortgage, loan agreement or other instrument to which CBLI is a party or by which any its properties is bound, the organizational documents of CBLI, or any Law, rule, regulation or Order of any court, Governmental Body or arbitrator applicable to CBLI; or (ii) affirmatively require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Body, except for such consents, approvals, authorizations, permits or filings which will have been obtained by the Initial Closing and those referenced in the certificate to be delivered pursuant to Section 7.4(iv).

(iv)        To the Knowledge of CBLI, there is no judgment by any Governmental Body against CBLI which has or may, in the reasonable judgment of CBLI, have the effect of invalidating or terminating the Project, this Agreement or any other Transaction Agreement or transactions contemplated hereby and thereby.

4.2         Representations and Warranties of Rusnano.  As an inducement for CBLI and the Company to participate in the Project, Rusnano hereby represents and warrants to each of CBLI and the Company as of the date of this Agreement and as of the Closing Date as follows:

(i)           Rusnano has all requisite corporate power and authority to execute and deliver the Agreement and the other Transaction Agreements and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Rusnano of this Agreement and the other Transaction Agreements and the consummation of all transactions contemplated hereby and thereby have been duly and validly authorized by all corporate actions necessary to authorize or to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Rusnano and constitutes a valid and binding agreement of Rusnano, enforceable against it in accordance with its terms.

(ii)          Neither the execution and delivery of this Agreement and the other Transaction Agreements to which Rusnano is a party nor the performance of its financing obligations hereunder and thereunder will (i) violate, result in a breach of any of the terms or provisions of, constitute a default (or any event which, with the giving of notice or the passage of time or both, would constitute a default under, result in the acceleration of any indebtedness under or performance required by, result in any right of termination of, increase any amounts payable under, decrease any amounts receivable under, change any other rights pursuant to, or conflict with, any material agreement, trust, indenture, mortgage, loan agreement or other instrument to which Rusnano is a party or by which any of its properties is bound, the organizational documents of Rusnano, or any Law, rule, regulation or Order of any court or Governmental Body applicable to Rusnano; or (ii) affirmatively require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Body prior to the Initial Closing and those referenced in the certificate to be delivered pursuant to Section 7.4(iv).

ARTICLE V

FINANCING OF THE COMPANY AND THE RUSSIAN ENTITY

5.1           Subscriptions by Rusnano and CBLI for Capital Stock of the Company.  Upon the terms and subject to the applicable conditions of this Agreement set forth in Article VII and on Schedule 5.1(c)(ii) hereto (in each case, share numbers are stated on a fully diluted basis), the Investors shall consummate the initial Closing (the “Initial Closing”) as follows:

(a)           Prior to the Initial Closing, the Company shall have issued in favor of CBLI the Note, the proceeds of which were used by the Company to fund its formation and organizational expenses.  The Note shall be converted into 284 shares of Preferred Stock by the date of the Initial Closing.

(b)           At the Initial Closing:

(i)           the Company will issue and sell to Rusnano in consideration for the aggregate purchase price of $9,000,000, and Rusnano will subscribe to and purchase from the Company, 8,515 shares of Preferred Stock;

(ii)          the Company will issue and sell to CBLI in consideration for the aggregate purchase price of $2,700,000, and CBLI will subscribe to and purchase from the Company, 2,554 shares of Preferred Stock; and

(iii)           the Company will issue and sell to CBLI in consideration for the Transferred IP, and CBLI will subscribe to and purchase from the Company, 18,652 shares of Common Stock (all the shares of Common Stock and Preferred Stock to be issued by the Company to Rusnano and CBLI, collectively, the “Shares”).

(c)           Subsequent Closings:

Upon the achievement by the Company of the respective Milestones set forth in Schedule 1(dd) hereto and the fulfillment or waiver of the conditions to the Second Closing, Third Closing and Fourth Closing set forth in Schedule 5.1(c)(ii) to Rusnano satisfaction, which satisfaction shall not be unreasonably withheld or denied, Rusnano will acquire additional shares of Preferred Stock of the Company for the consideration listed on Schedule 5.1(c)(iii) hereto within 30 days (subject to additional extension of time deemed necessary by the Parties) of each respective Second Closing, Third Closing and Fourth Closing; provided that if Rusnano exercises any of its Warrants (as set forth in Section 5.1(d)), its commitment under this Section 5.1(c) shall be reduced by the amount exercised pursuant to such Warrant.

(d)           In the event that CBLI or Rusnano elects to exercise any of its respective Warrants on the terms and conditions stated herein and therein, then at each subsequent closing of a Warrant exercise following the Closing Date, the Company will issue and sell to each of CBLI and/or Rusnano, as applicable, and each of them will subscribe to and purchase from the Company, the Shares of Preferred Stock as set forth on Schedule 5.1(d) hereto with respect to each such Warrant exercise closing.

(e)           The investment commitment of Rusnano to contribute the funds to the Company or the Russian Entity during the Project shall not exceed 780,000,000 RUR or $26,000,000 as Rusnano may unilaterally decide; provided, however, that the foregoing shall not affect in any way Rusnano’s commitment under Section 5.1(b)(i) above on the terms and subject to the conditions set forth in this Agreement.  Rusnano hereby represents and warrants to the Company and CBLI that Rusnano has, and will continue to have, these funds available for investment in the Project on the terms and subject to the conditions set forth in the Transaction Agreements.

(f)           The use of all funds to be received by the Company and the Russian Entity at the Closings contemplated by this Agreement will comply at all times with Section 6.6.

5.2           Financing of the Russian Entity.

(a)           Capital Contribution.  In accordance with the intention of CBLI and Rusnano to carry out the Project through the Company and the Russian Entity, it is contemplated that:

(i)           on the Closing Date for the Initial Closing, the Company shall transfer or caused to be transferred $7,200,000 to the Russian Entity in the form of capital or assets contribution by the Company to the charter capital of the Russian Entity; and

(ii)           the Company shall support the Project activities of the Russian Entity through contributions of portions of the funds received by the Company from the Investors, in accordance with the Business Plan then in effect and in accordance with this Agreement and the other Transaction Agreements as may be amended and supplemented by the Parties hereto and thereto;

provided that, it is understood and acknowledged by the Investors that all such funds to be received by the Russian Entity will be deposited in the Russian Entity Special Account pursuant to the Special Account Agreement, which shall comply at all times with Section 6.6.

(b)           Rusnano Monitoring Regulation and Information.  As a condition of Rusnano’s participation in the Project, the Russian Entity will adopt the Monitoring Regulation by the Closing Date and will use all reasonable efforts to ensure compliance therewith and with Section 6.6 during the course of the Project.  The Company also shall comply with Section 6.7 of this Agreement.

5.3           Additional Voluntary Financing by Investors.  Subject to the requirements and terms of the Transaction Agreements and the then effective Business Plan, CBLI and Rusnano may contribute additional funds voluntarily to the Company by way of additional share purchases, loans, guaranties or otherwise as allowed under applicable Law.

5.4           Additional Financing by CBLI or Third Parties. During the period commencing on the date of the Initial Closing and throughout Segment I of the Project, as described in more detail in Schedule 2.1(ii) hereto, but no later than fifteen (15) months after the Initial Closing, CBLI shall use its best efforts to involve a third party to contribute in the Project (the “Co-Investor”) in the minimum amount of $6,000,000 in the form of additional contribution to the Company’s equity capital in exchange for shares of Company stock, provided that the subscription price for such shares shall be determined on the basis of the Company’s valuation being equal to or higher than the total investment amount (including the value of the Transferred IP) contributed by both Investors by the date of such Co-Investor’s contribution.  For the avoidance of doubt and subject to its compliance with this Section 5.4, CBLI may, but shall not be required to, be a Co-Investor.

5.5           Accounting; Tax Elections.  The Company will keep books of account in accordance with US GAAP.  The Company will adopt and maintain a calendar fiscal year. CBLI and Rusnano may request at any time that certain tax elections allowed under U.S. federal income tax laws be made with respect to CBLI and Rusnano (or with respect to their ownership of any securities of the Company).  CBLI and Rusnano hereby agree to direct the Company to cooperate, and vote all of their capital stock in the Company, in making (or complying with) any such tax elections, subject to compliance with the applicable Laws.

5.6           Financial Statements.  The Company will cause to be prepared and distributed to CBLI and Rusnano as promptly as possible after the end of each Fiscal Year annual audited financial statements and such other financial statements and information as required by the Stockholders Agreement.

ARTICLE VI

AGREEMENTS AND ACTIONS OF THE PARTIES

6.1           Overall Intention of the Parties.  Each of the Parties hereto hereby (i) acknowledges and confirms that it has reviewed and understood this Agreement, the other Transaction Agreements to which it is a party and other documents and agreements to be delivered in connection with the Project (including in Russian language) and (ii) agrees to enter into this Agreement and the Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby on the terms and subject to the conditions set forth herein and therein and in other documents and agreements to be delivered in connection with the Project, and, in furtherance hereof and thereof, to take the actions and enter into the agreements as more specifically set forth herein and therein.

6.2           Stockholder and Governance Matters.

(a)           The Company.  The Parties hereby agree to provide for certain corporate governance and stockholder matters, including, without limitation, those relating to composition and powers of the board of directors and the stockholders of the Company, board meetings and decisions, stockholder consent rights, drag along and tag along rights for specified stockholders of the Company and other rights and obligations of the stockholders of the Company specified in the Charter and the Stockholders Agreement, in substantially the form attached hereto as Exhibit D.

(b)           The Russian Entity.  The Parties hereby agree to provide for certain corporate governance and participant matters relating to the Russian Entity, including, without limitation, those relating to composition and powers of the board of directors and the participant(s) of the Russian Entity, meetings and decisions of the board of directors and participant(s) of the Russian Entity, all other matters contemplated by the Russian Entity Charter and Section 6.6 of this Agreement, all in compliance with the Monitoring Regulation.

(c)           Rusnano Subscription.  Rusnano hereby agrees to subscribe for Shares of the Company as contemplated herein, pursuant to the Rusnano Subscription Agreement, which will be substantially in the form attached hereto as Exhibit E.

(d)           CBLI Subscription.  CBLI hereby agrees to subscribe for Shares of the Company as contemplated herein, pursuant to the CBLI Subscription Agreement, which will be substantially in the form attached hereto as Exhibit F.

6.3           Intellectual Property Matters.  CBLI, Rusnano and the Company hereby agree that:

(a)           the Company shall be the sole and exclusive owner of all intellectual property, including inventions, discoveries, developments and improvements, created or developed by employees of the Company or the Russian Entity, or by consultants (in the course of their provision of services to the Company or the Russian Entity), in each case in connection with the Project;

(b)           CBLI shall license or assign, as applicable, the Transferred IP to the Company pursuant to the Intellectual Property Agreements to which it is a party;

(c)           the Company shall enter into the Intellectual Property Agreements listed on Exhibit A hereto with CCIA, RPCI, CCF and CBLI to license or assign, as applicable, the Transferred IP to the Company; and

(d)           the Company and the Russian Entity will enter into the Intellectual Property Agreements to which they are parties, for the Company to license, assign or extend to the Russian Entity, as applicable, (A) the Transferred IP and (B) the intellectual property developed and owned by the Company as described in subsection (a) of this Section 6.3, within the territory of the Commonwealth of Independent States (CIS), in each case as necessary for the Company and the Russian Entity to engage in the Business of the Company and to carry out the Project.

6.4           Amendment and Restatement of the Company’s Certificate of Incorporation and Bylaws.

(a)           Prior to the Closing Date, CBLI and the Company shall have procured to amend and restate the current certificate of incorporation of the Company such that, upon filing and acceptance of the Charter with the Secretary of State of the State of Delaware, the Charter shall reflect the capitalization of the Company and the terms of its capital stock in substantially the form attached hereto as Exhibit B-1.

(b)           Prior to the Closing Date, CBLI and the Company shall have procured to amend and restate the current bylaws of the Company such that, on the Closing Date, the Bylaws will be substantially in the form attached hereto as Exhibit B-2.

6.5           Issuance of Warrants to the Investors.  Subject to the terms and conditions of this Agreement, at the Closing Date the Company will issue (a) to CBLI a Warrant to acquire shares of Preferred Stock of the Company, which will be substantially in the form attached hereto as Exhibit G-1 (the “First CBLI Warrant”) and a Warrant to acquire shares of Preferred Stock of the Company, which will be substantially in the form attached hereto as Exhibit G-2 (the “Second CBLI Warrant”); and (ii) issue to Rusnano a Warrant to acquire shares of Preferred Stock of the Company, which will be substantially in the form attached hereto as Exhibit G-3 (the “First Rusnano Warrant”) and a Warrant to acquire shares of Preferred Stock of the Company, which will be substantially in the form attached hereto as Exhibit G-4 (the “Second Rusnano Warrant”).

6.6           Control Over Rusnano Funds Contribution: In accordance with Section 5.2, the Parties agree that any and all funds to be received pursuant to this Agreement and the other Transaction Agreements at Closings (i) by the Company will be deposited in the Company Escrow Account, and (ii) such funds to be received by the Russian Entity will be deposited in the Russian Entity Special Account, in each case to be held and expended in compliance with the Monitoring Regulation and this Section 6.6.  To ensure compliance with this Agreement and the other Transaction Agreements and in furtherance of the Parties’ intent, the Parties hereto hereby agree that:

(a)           not less than 80% of all funds invested by Rusnano during and in furtherance of the Project shall always be placed in the Russian Entity Special Account under the terms of this Agreement and the Special Account Agreement to support activities of the Russian Entity;

(b)           the Russian Entity shall use all funds received hereunder in compliance with the Monitoring Regulation;

(c)           the remaining 20% of all funds invested by Rusnano during and in furtherance of the Project shall be placed in the Company Escrow Account under the terms of this Agreement and the Company Escrow Agreement to support activities of the Company; and

(d)           any single or successive withdrawal of funds from the Company Escrow Account (i) of $15,000 or more in one transaction or in a series of related transactions; or (ii) in furtherance of any transaction with an Affiliate of CBLI or the Company shall require approval in writing of Rusnano, to enable Rusnano to comply with its internal requirement for monitoring expenditures on a quarterly basis,  and to ensure compliance with the then current Business Plan and the budget of the Company.  CBLI and the Company shall deliver a complete and accurate list of their respective Affiliates to JPMorgan Chase, National Bank, in its capacity as escrow agent under the Company Escrow Agreement (or a successor escrow agent) and shall ensure that such list is timely and accurately updated.

6.7           Monitoring Over the Use of Funds by the Company.  Without limiting any other provision in this Agreement:

(a)           Monitoring and financial oversight shall be established over all funds contributed by Rusnano to the Company with respect to all purchases of the Company’s capital stock by Rusnano and to any loan or any other similar instrument provided by Rusnano to the Company;

(b)           The Company shall establish financial and management accounting procedures to ensure provision of timely and accurate information in respect of financial and operations performance of the Company as well as control over the use of investment funds, as applicable;

(c)           The Company shall adopt annual and quarterly budgets in accordance with the Business Plan and research and development plan of the Company; and

(d)           The Company shall prepare and deliver to Rusnano and CBLI the reports and materials listed on Schedule 5.2(b) hereto.

6.8           Russian Entity Documents.  On or prior to the Closing Date, the Company will cause the Russian Entity to have (i) the Russian Entity Charter (substantially in the form attached as Exhibit C hereto) duly adopted and in full force and effect; (ii) entered into the Intellectual Property Agreements to which it is a party; (iii) duly adopted the Monitoring Regulation; and (iv) executed and delivered the Special Account Agreement, the material terms of which are attached hereto as Exhibit H.

6.9           Transaction Agreements.  To effectuate the transactions contemplated by this Agreement and the other Transaction Agreements, each of the Parties hereby agrees to enter into each Transaction Agreement to which it is a party.

           6.10           Pre-Closing Escrow Agreement.  Rusnano will deposit the funds to be invested hereby upon the Initial Closing with JPMorgan Chase Bank, National Association, acting in its capacity as the escrow agent under the Pre-Closing Escrow Agreement, which will be substantially in the form attached hereto as Exhibit I, within 7 Business Days upon satisfaction of all of the following conditions: (i) approval of the Project by the governing body of Rusnano; (ii) execution of this Agreement and the Stockholders Agreement; (iii) execution of Intellectual Property Agreements; (iv) execution of each of the Pre-Closing Escrow Agreement, the Company Escrow Agreement and the Special Account Agreement; and (v) satisfaction of other conditions, if any, approved by the Parties.

ARTICLE VII

CONDITIONS AND OBLIGATIONS OF EACH PARTY TO CLOSE

The respective obligations of the Company, CBLI and Rusnano to consummate the transactions contemplated hereby at the Initial Closing shall be subject to the satisfaction or waiver (to the extent permitted under applicable Law), on or prior to the Closing Date, of the following conditions:

7.1           Conditions of Rusnano’s Obligation to Close.  Rusnano’s obligation to consummate the transactions contemplated herby shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived, in writing, by Rusnano:

(i)           The transactions contemplated hereby will have received the requisite approval of the governing board of Rusnano;

(ii)           CBLI and the Company shall have complied with all of their respective covenants, obligations and conditions hereunder required to be performed and complied with by CBLI or the Company prior to the Closing Date;

(iii)           The representations and warranties of CBLI and the Company contained in this Agreement, including the representations and warranties contained in Section 4.1(c) of this Agreement, shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date;

(iv)           The Company and the Russian Entity shall have been operated in the ordinary course of business and shall not have incurred any liabilities or Losses, except for the customary startup or organizational liabilities and those activities necessary to support continued research and development activities relating to the Project during the time period between the date of this Agreement and the Closing Date, which will have been disclosed to the Investors;

(v)           The Parties shall have executed and signed the other Transaction Agreements (including without limitation, the Intellectual Property Agreements) and other agreements and documents to be executed by the Parties in connection with this Agreement or the Project, which are contemplated hereby;

(vi)           The Company and/or CBLI shall have taken or caused to be taken the following actions to the satisfaction of Rusnano:

(A)           the Charter of the Company shall have been duly and properly approved by the Company and filed with the Secretary of State of the State of Delaware;

(B)           the Bylaws of the Company shall have been duly and properly adopted by the Company; and

(C)           the board of directors of the Company, the composition of which shall comply with the Stockholders Agreement, shall have been duly and properly elected and shall have as its members the individuals listed in the Stockholders Agreement (the “New Board”);

(D)           the board of directors of the Company shall duly and properly adopt the following resolutions: (aa) to elect new members of the board of directors of the Russian Entity with Leysan Shaydullina, Dmitry Tyomkin and Yakov Kogan as its members; and (bb) to transfer certain funds to the Russian Entity in the form of capital contribution to its charter capital or asset contribution in the aggregate amount of $7,200,000, all in accordance with the provisions of this Agreement and the Special Account Agreement to be dated as of the Closing Date.

(vii)           the Russian Entity shall have taken or caused to be taken the following actions: (aa) duly and properly procured the registration of the amendments to its charter; (bb) duly and properly adopted the Monitoring Regulation; (cc) duly and properly adopted the Russian Entity Charter; and (dd) approved and executed the Special Account Agreement;

(viii)           Rusnano shall have procured all consents and approvals that may be required or necessary in connection with any law of the Russian Federation or contractual obligation of Rusnano;

(ix)           The Company shall have issued and sold to CBLI in consideration for cash, Transferred IP and the Note, and CBLI shall have subscribed to and purchased from the Company,  2,838 shares of Preferred Stock and 18,652 shares of Common Stock all in accordance with Sections 5.1(a), 5.1(b)(ii) and 5.1(b)(iii) of this Agreement;

(x)           the Company and CBLI shall have delivered to Rusnano the closing deliveries as set forth in Section 7.3 and Section 7.4 of this Agreement, respectively.

7.2           Conditions of CBLI’s and the Company’s Obligation to Close.  CBLI’s and the Company’s obligation to consummate the transaction contemplated hereby shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived, in writing by CBLI or the Company:

(i)           This Agreement, the other Transaction Agreements and the transactions contemplated hereby will have been approved by the board of directors or other governing bodies of CBLI and the Company;

(ii)           CBLI and the Company shall have procured all consents and approvals that may be required or necessary in connection with any Law or contractual obligation of CBLI or the Company;

(iii)           The representations and warranties of Rusnano contained in this Agreement, including the representations and warranties contained in Section 4.2 of this Agreement, shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date;

(iv)                      Rusnano shall have delivered to CBLI and the Company the closing deliveries as set forth in Section 7.5 of this Agreement.

7.3           Closing Deliveries by the Company.  On the Closing Date, the Company shall deliver or cause to be delivered to CBLI and Rusnano:

(i)           executed counterparts of this Agreement and each other Transaction Agreement to which it is a party and to which the Russian Entity is a party;

(ii)           a true and complete copy, certified by the Secretary of the Company, of the resolutions duly and validly adopted by the board of directors and the stockholders of the Company evidencing their authorization of (i) the execution and delivery of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby and (ii) the adoption of resolutions with regard to matters set forth in Section 7.1(vi)(A)-(D) of this Agreement;

(iii)           a true and complete copy, certified by an officer of the Russian Entity, of the resolutions duly and validly adopted by the board of directors and the stockholders of the Russian Entity evidencing the adoption by the Russian Entity of the Monitoring Regulation, the Russian Entity Charter and the Special Account Agreement; and a true and complete copy of the register of the Russian Entity participants certified by an officer of the Russian Entity to the fact that the Company is the sole participant in the charter capital of the Russian Entity;

(iv)           a certificate of the Secretary or an Assistant Secretary of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement and the other Transaction Agreements to which it is a party and the other documents to be delivered hereunder and thereunder;

(v)           a copy of (aa) the Charter of the Company, certified by the Secretary of State of the State of Delaware, as of a date not earlier than five Business Days prior to the Closing Date and accompanied by a certificate of the Secretary of the Company, dated as of the Closing Date, stating that no amendments have been made to such Charter since such date, and (bb) the Bylaws of the Company, certified by the Secretary of the Company;

(vi)           good standing certificate for the Company from the Secretary of State of the State of Delaware;

(vii)           a copy of the Plan, setting aside for grants thereunder not more than the number of shares of Common Stock equal to 10% of the capital stock of the Company on a fully-diluted basis, as of the date of the Initial Closing;

(viii)           the share certificates representing the Shares in accordance with Sections 5.1(a) and (b) of this Agreement;

(ix)           an acknowledgement of receipt of the initial funding from the Investors in the form of cash, convertible Note and the Transferred IP, all in accordance with Sections 5.1(a) and (b) of this Agreement; and

(x)           copies of the Intellectual Property Agreements, to which the Company is a party, executed by the Company.

7.4           Closing Deliveries by CBLI.  On the Closing Date, CBLI shall deliver or cause to be delivered to Rusnano and the Company:

(i)           executed counterparts of this Agreement and each other Transaction Agreement to which it is a party;

(ii)           copies of the Intellectual Property Agreements executed by CBLI, RPCI, CCIA and CCF;

(iii)           a true and complete copy, certified by the Secretary or an Assistant Secretary of CBLI, of the resolutions duly and validly adopted by the board of directors of CBLI evidencing their authorization of the execution and delivery of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby;

(iv)           a certificate of the Secretary or an Assistant Secretary of CBLI (aa) certifying the names and signatures of the officers of CBLI authorized to sign this Agreement and the other Transaction Agreements to which it is a party and the other documents to be delivered hereunder and thereunder, and (bb) confirming, to the Knowledge of CBLI, and to the reasonable satisfaction of Rusnano, the absence of any filing, authorization, consent or approval required under federal Law of the United States for the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements;

(v)           a copy of (aa) the certificate of incorporation, as amended, of CBLI, certified by the Secretary of State of the State of Delaware, as of a date not earlier than five Business Days prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary of CBLI, dated as of the Closing Date, stating that no amendments have been made to the certificate of incorporation since such date, and (bb) the bylaws of CBLI, certified by the Secretary or Assistant Secretary of CBLI;

(vi)           good standing certificate for CBLI from the Secretary of State of the State of Delaware;

(vii)           the sum of $2,700,000 by wire transfer or in other immediately available funds using the bank details to be advised by the Company in writing; and

(viii)           evidence of the conversion of the Note pursuant to Section 5.1(a) in a form reasonably acceptable to Rusnano.

7.5           Closing Deliveries by Rusnano.  On the Closing Date, Rusnano shall deliver or cause to be delivered to CBLI and the Company:

(i)           executed counterparts of this Agreement and each other Transaction Agreement to which it is a Party;

(ii)           (x) a true and complete extract of the resolutions of the executive body of Rusnano evidencing the approval of the Project as required by Rusnano bylaws, and (y) true and complete copies of the Powers of Attorney granted by Rusnano to one or more of its attorneys-in-fact  evidencing their authority to execute and deliver this Agreement and the other Transaction Agreements to which Rusnano is a party and the other documents to be delivered hereunder and thereunder, in each case certified by an authorized signatory on behalf of Rusnano;

(iii)           a copy of the constituent documents of Rusnano, certified as of a date not earlier than five Business Days prior to the Closing Date and accompanied by a certificate of an officer of Rusnano, dated as of the Closing Date, stating that no amendments have been made to the constituent documents of Rusnano since such date; and

(iv)           executed counterpart of the written instruction, addressed to the escrow agent under the Pre-Closing Escrow Agreement and instructing such escrow agent to release the funds held in escrow thereby, to the Company Escrow Account and the Russian Entity Special Account upon the Initial Closing.

7.6           Subsequent Closings.  Each Closing following the Initial Closing shall be subject to (i) the compliance with, or waiver of, the conditions set forth on Schedule 5.1(c)(ii); and (ii) establishment of one or more escrow accounts substantially similar to that provided for under the Pre-Closing Escrow Agreement, for the same purpose as it is contemplated herein in respect of the Initial Closing.

ARTICLE VIII

CLOSINGS

8.1           Initial Closing.  Upon the Closing Date, subject to the terms of this Agreement, Rusnano shall cause JPMorgan Chase, National Association, in its capacity as the escrow agent under the Pre-Closing Escrow Agreement and as provided therein, to (i) transfer $1,800,000 to the Company Escrow Account and (ii) transfer $7,200,000 to the Russian Entity Special Account.  In the event that any of closing conditions of Rusnano are not satisfied, and Rusnano does not waive their non-satisfaction, the escrow agent shall immediately wire all the funds as set forth in Section 5.1(b)(i) hereof back to Rusnano.

          8.2.           Time and Place of the Closings.  Each Closing shall take place at the offices of Riker Danzig Scherer Hyland Perretti LLP, 500 Fifth Avenue, 49th Floor, New York, New York 10110 at 11:00 a.m. (Eastern Time) on the respective Closing Date for such Closing, or at such other time and place as the Parties may agree otherwise, upon the satisfaction or waiver of the conditions to each Closing set forth in Article VII and Schedule 5.1(c)(ii) to this Agreement. For the avoidance of doubt, if any Party furnishes signature pages to any Transaction Agreement (or any document or instrument contemplated thereby) with written instructions that such signature pages be held “in escrow”, such Party shall not be deemed to have executed and delivered such Transaction Agreement until such Party or its representative delivers written instructions that such signature is released from escrow, and prior to delivering such written instructions, such Party (a “Withdrawing Party”) may withdraw its signature at any time and for any reason whatsoever, and each other Party, for itself and all of its Affiliates, successors and assigns and all persons and entities claiming by, through or under them (the “Releasing Parties”), hereby unconditionally, and completely waives, releases and discharges any Withdrawing Party and its respective Affiliates and their respective predecessors, successors, assigns, representatives and attorneys (together, the “Released Parties”), whether past, present or future, from any and all actions, causes of action, suits, liabilities, obligations, expenses, claims and demands of any kind or nature whatsoever, in law or equity, whether or not such actions, liabilities, suits or rights are then fixed or contingent, known or unknown, asserted or unasserted, foreseeable or unforeseeable, suspected or unsuspected, that any Releasing Party had, has or may claim to have at any time against any Released Party arising from, related to or in connection with a Withdrawing Party’s actions or election not to proceed to Closing under this Section 8.2.  Each of the Releasing Parties agrees not to, and agrees to cause its Affiliates not to, file, or permit to be filed on its behalf, any claim, cause of action, suit, charge or complaint against any Released Party with any state, federal or foreign court or any administrative agency asserting either the invalidity of the foregoing release or any claim that has been released herein.

ARTICLE IX

CONFIDENTIALITY

9.1           Application.  The term “Investor”, as used in this Article IX, includes any Affiliate of an Investor. The term “Disclosing Party” means the Party that originates or first discloses any specific Proprietary Information.

9.2           Proprietary Information.  The term “Proprietary Information” includes all know-how, trade secrets and other proprietary information, whether or not patented or patentable or copyrighted or copyrightable, developed or acquired by a Party, including, without limitation technical expertise and related experience, drawings, blueprints, specifications, engineering, technical and cost data, engineering and design information, testing and quality control procedures, operating techniques, processes, and computer and information programs, trade secrets, research, operations, customers (including identities of customers and prospective customers, identities of individual contacts at customers, preferences, business or habits), business relationships, products (including prices, costs, sales or content and including realized or unrealized products), financial information, marketing or promotion information, business methods, future business plans, databases, computer programs, designs, models, operating procedures, knowledge of the organization, internal organization, finances and procedures, as well as the terms of any Transaction Agreement, provided that Proprietary Information shall not include knowledge, information, documents or materials which a Party can establish (i) have entered the public domain without such Party’s or a third party’s breach of any obligation of confidentiality owed with respect thereto; (ii) are permitted to be disclosed by the prior written consent of the Disclosing Party; or (iii) are independently developed by such Party without breach of this Agreement.

9.3           Proprietary Information of the Investors.  The Investors acknowledge that, in connection with their investigation, negotiation and current or future ownership of Shares in the Company and/or their rendering of services to the Company, Proprietary Information will be disclosed by the Investors to the Company and to one another.  Notwithstanding such disclosure, Proprietary Information of the Disclosing Party will remain the Proprietary Information of such Party, and no other Party will use such Proprietary Information in any manner or disclose such information to any third parties except as contemplated by this Agreement or as agreed to in writing by the Disclosing Party.  In the event any such Proprietary Information is required to be disclosed to a contracting party of the Company, the Company may make such disclosure provided it will first enter into a confidentiality agreement with such third party in form and substance reasonably acceptable to the Disclosing Party.  Each Party shall ensure that neither it nor its employees, Affiliates or employees of any of its Affiliates shall copy or divulge, communicate or make accessible to any third party (except as may be necessary for such party hereto to perform its obligations hereunder or as may be required by law) nor use for its or their own purpose any Proprietary Information about the Company, any client or customer of the Company, any company or other entity in which a client or customer of the Company may invest, the other party hereto or any Affiliate of the other party hereto.

9.4           Company’s Proprietary Information.  To the extent that the Company develops or acquires its own Proprietary Information, it will remain the sole and exclusive property of the Company, but the Company hereby grants to the Russian Entity a royalty free license to use (but not to sublicense, sell, assign or otherwise transfer) such Proprietary Information, subject to the provisions of Section 9.5 below. No Investor will disclose such Proprietary Information to third parties except as may be incidental to the utilization of such license, and each Investor shall use its best efforts to ensure that its employees and agents refrain from disclosing such Proprietary Information.  In the event an Investor wishes to disclose any such Proprietary Information to a customer (other than a government) of either Investor or to a subcontractor, such Investor will first enter into a confidentiality agreement with such third party in form and substance reasonably acceptable to the Company and as approved by the board of directors.

9.5           Permitted Disclosures.  Notwithstanding anything to the contrary contained herein, (A) CBLI may disclose this Agreement, the other Transaction Agreements, information about the Project and any related information, agreement or document required by applicable Law, upon advice of counsel, to be disclosed by CBLI as a publicly traded company in the United States; and (B) the Investors may transmit Proprietary Information to their attorneys, accountants, agents, directors, officers and employees who have a need to know the same for investment consideration or professional advice for reporting obligations of such Investor and its Affiliates, or for consideration or professional advice regarding the transactions contemplated by this Agreement, provided that (a) such Persons receiving such information are informed of the terms of this Agreement and (b) prior written notice is given by the disclosing Investor to the other Investor.  The Party so disclosing shall be responsible for any breach of this Article IX by any of such Persons.

9.6           Required Disclosures.  In the event that a Party receives a request to disclose all or any part of the Proprietary Information under the terms of a valid and effective subpoena or Order issued by a court of competent jurisdiction or by a Governmental Body, such Party agrees to, as soon as possible, notify the Company and the Disclosing Party in writing of the existence, terms and circumstances surrounding such a request so that the Company or such Disclosing Party, as applicable, may seek an appropriate protective order and/or waive compliance by such Party with the appropriate provisions of this Agreement.  If such Party is compelled to disclose any of the Proprietary Information, it will disclose only that portion thereof which it is compelled to disclose and shall use its reasonable efforts to obtain an Order or other reliable assurance that confidential treatment will be accorded to the Proprietary Information so disclosed.

9.7           Return of Documents and Property.  Upon the sale by an Investor of the Shares held thereby, and at any other time upon the request of the Company, the Investor (a) shall deliver to the Company all memoranda, disks, files, notes, records or other documents which contain or are based upon Proprietary Information of the Company and shall not retain any copies thereof in any format or storage medium (including computer disk or memory) and (b) purge from any computer system in the possession thereof other than those owned by and returned to the Company, all computer files which contain or are based upon any Proprietary Information of the Company and confirm such purging in writing to the Company; provided, however, such Investor may destroy, instead of delivering to the Company, all such memoranda, disks, files, notes, records or other documents described in clause (a) if such Investor provides written certification by its chief executive officer of such destruction.

9.8           Injunctive Relief.  Each Party hereby agrees and confirms that, because of the valuable nature of the Proprietary Information, irreparable damage would occur to the Company and each Investor in the event of any breach of the obligations set forth in this Article.  It is hereby agreed and confirmed that the Parties do not have an adequate remedy at Law to protect the Business of the Company and the other Parties from any breach of the obligations set forth in this Article, and that each of the Parties shall be entitled to injunctive relief, in addition to such other remedies and relief that would, in such event, be available to it or them at Law or in equity (including without limitation, specific performance), without proof of special damages and without the obligation to post any bond or provide any indemnity, which requirement is hereby waived by each of the Parties.

9.9              Indemnification.  Without prejudice to the foregoing, each Party hereby agrees to indemnify the other Parties and hold such Parties harmless against all costs, Losses or expenses which the other Parties may incur as a result of any breach or non-performance by the indemnifying Party of any of its obligations set forth in this Agreement.

ARTICLE X

ADDITIONAL AGREEMENTS

10.1           Indemnification.

           (a)           CBLI and the Company shall jointly and severally defend, indemnify and hold harmless Rusnano and its Affiliates and their respective employees, agents, officers and directors (collectively, “Rusnano Indemnitees”) from and against any and all Losses suffered, incurred or sustained by Rusnano Indemnitees resulting from, arising out of or relating to (i) any breach by CBLI or the Company of any of the representations, warranties and covenants contained in this Agreement; or (ii) any negligence or willful misconduct by CBLI or the Company in performing its obligations hereunder.  Notwithstanding anything herein to the contrary, CBLI will not have any liability to Rusnano Indemnitees under any provision of this Agreement or otherwise for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income or loss of business reputation or opportunity.

(b)           CBLI shall defend, indemnify and hold harmless the Company and its Affiliates and their respective employees, agents, officers and directors (collectively, “Company Indemnitees”) from and against any and all Losses suffered, incurred or sustained by the Company Indemnitees resulting from, arising out of or relating to (i) any breach by CBLI of any of the representations, warranties and covenants contained in this Agreement; or (ii) any negligence or willful misconduct by CBLI in performing its obligations hereunder.  Notwithstanding anything herein to the contrary, CBLI will not have any liability to the Company Indemnitees under any provision of this Agreement or otherwise for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income or loss of business reputation or opportunity.

(c)           Rusnano shall defend, indemnify and hold harmless the Company, CBLI and their respective Affiliates and their respective employees, agents, officers and directors (collectively, the “Other Indemnitees”) from and against any and all Losses suffered, incurred or sustained by the Other Indemnitees resulting from, arising out of or relating to (i) any breach by Rusnano of any of the representations, warranties and covenants contained in this Agreement; or (ii) any negligence or willful misconduct by Rusnano in performing its obligations hereunder.  Notwithstanding anything herein to the contrary, Rusnano will not have any liability to the Other Indemnitees under any provision of this Agreement or otherwise for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income or loss of business reputation or opportunity.

10.2           Further Assurances.  At any time prior to, on or after the Closing Date, each Party hereto shall (a) execute and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer reasonably requested by another Party to carry out the purposes of this Agreement and the other Transaction Agreements; and (b) cooperate with the other Parties, as such Parties may reasonably request, so that the Parties shall (i) except as set forth in Section 10.6(ix), in a timely manner make all necessary filings with, and conduct negotiations with, all Governmental Bodies and other Persons the consent or approval of which, or a license or permit from which, is required for the consummation of the transactions contemplated herein, and (ii) provide to each other Party such information as the other Parties may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.  The Parties hereto also agree to use their best efforts to expedite the review process and to obtain all such necessary consents, approvals, licenses and permits as promptly as practicable.  To the extent permitted by applicable Law, the Parties shall request that each Governmental Body or other Person whose review, consent or approval is requested treat as confidential all information that is submitted to it.

10.3           Expenses.  Except as otherwise expressly provided in this Agreement, each Party hereto will bear its respective direct and indirect expenses incurred in connection with due diligence and the preparation and negotiation of this Agreement, the other Transaction Agreements and the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements, including all fees and expenses of his, her or its advisors and representatives.

10.4           Legality of the Transaction Agreements.  Each Party agrees not to challenge in any court or proceeding before any Governmental Body in any jurisdiction the legality of the transactions contemplated by the Transaction Agreements.

10.5           Stock Plan of the Company.  The Investors acknowledge and agree that the Company has adopted the Plan, a copy of which has been delivered to the Investors, and that the Company has set aside and reserved 4,122 of shares of Common Stock of the Company for issuance under the Plan as set forth therein.  The Parties further agree that, upon each of the Second Closing, Third Closing and Fourth Closing, the Company shall have the right to increase the number of shares of Common Stock covered by the Plan to the number calculated as follows: (i) 10% of the aggregate amount of funds invested in the Company at each such Closing, divided by the respective purchase price per share of capital stock of the Company paid upon each such Closing; plus (ii) that number of shares of Common Stock calculated under subsection (i), which remains unused and available for issuance under the Plan at the time of the respective Closing.

10.6           Good Faith Cooperation After the Closing Date. The Parties agree to work in good faith to:

(i)           notify the local patent authorities in compliance with requirements of applicable Law, in respect of the relevant Intellectual Property Agreements;

(ii)           approve contracts with senior officers and employees of the Company;

(iii)           register the relevant Intellectual Property Agreements with the appropriate Governmental Bodies, in the event required by applicable Law;

(iv)           adopt and implement a non-disclosure and confidentiality policy and an invention and intellectual property assignment policy for the Company and the Russian Entity, whereby every employee or consultant of the Company or the Russian Entity shall be subject to appropriate non-disclosure obligations regarding the Company or the Russian Entity confidential information and each such employee and consultant shall assign to the Company and the Russian Entity all intellectual property rights he or she shall own that are related to the Business of the Company or the Russian Entity;

(v)           execute and deliver the Service Agreement in the form to be approved by Rusnano, CBLI and the Company;

(vi)           consistent with Section 2.2 hereof, procure consideration and approval by the New Board of (x) the Business Plan and a research and development plan of the Company; and (y) a first quarterly budget of the Company; provided that the Company shall not be allowed to withdraw any funds from the Company’s Escrow Account until the New Board approves the matters set forth in  (x) through (y) of this Section 10.6(vi);

(vii)           within 30 days of the Initial Closing, procure consideration and approval of (x) the business plan and a research and development plan of the Russian Entity; and (y) a first quarterly budget of the Russian Entity;

(viii)           appoint senior officers of the Russian Entity and to approve their employment agreements, subject to the prior receipt of employment permits or authorizations required by applicable Law for foreign workers to be employed in the Russian Federation;

(ix)           no later than 90 days after the Initial Closing, the Company will (x) cause a legal review of any additional post-closing approvals in the United States of the transactions contemplated hereby and (y) deliver a written summary of such review to Rusnano, whereupon Rusnano shall have the right, in its reasonable discretion, to request the Company to provide any additional information and/or to take further related actions, in each case to the satisfaction of Rusnano; and

(x)           no later than 60 days after the Initial Closing, the New Board shall review that certain Master Services Agreement (the “MSA”) dated as of July 19, 2011 between the Company and CBLI and recommend appropriate modifications to the MSA, which shall be effected promptly after the same are mutually agreed upon by CBLI and the Company.

ARTICLE XI

MISCELLANEOUS

11.1           Waivers, Delays or Omissions.  Except where time limitations are specifically provided, no delay or omission to exercise any right, power or remedy accruing to any Party hereto, upon any breach or default of any Party under this Agreement, shall impair any such right, power or remedy of such Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any Party hereto of any breach or default under this Agreement or any other Transaction Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement and of any other Transaction Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other provision or condition of this Agreement or any other Transaction Agreement; nor will any single or partial exercise of any right preclude an additional or further exercise thereof or the exercise of any other right.  All remedies, either under this Agreement or by Law or otherwise afforded to any Party, shall be cumulative and not alternative.

11.2           Relationship of Parties.  This Agreement does not constitute a partnership and nothing herein contained is intended to constitute, nor will it be construed to constitute, the Investors as partners of each other or of the Company.  Nothing contained herein will constitute any Investor or the Company an agent of the other Investor or the Company.  Except as may otherwise be explicitly agreed in writing, no Party will have the authority to act on behalf of any other Party, nor will the Company have the authority to act on behalf of either Investor. None of the Investors or the Company will incur or accept any liability or enter into commitments or contracts on behalf of any Party other than itself without the express prior written approval of the Party to be bound.  The employees of each Party will remain the employees solely of such Party, except to the extent that the Company may agree in writing with an Investor that a specified employee is seconded to the Company.

11.3              Publicity.  None of the Parties will make any public announcement or release any publicity naming an Investor or the Company without the prior written consent of the Party being named, except as may be required by Law.

11.4              Necessary Measures.  The Parties will, in a timely manner and as required from time to time, take all such actions as may be necessary or appropriate to implement or to cause their Affiliates to implement the transactions contemplated by this Agreement and to assure the taking  of all actions as may be necessary to give full effect to the provisions of this Agreement and abstention from taking any actions which would contravene the intent of the provisions of this Agreement.  Without limitation of the foregoing, the Parties will assist each other in obtaining all necessary regulatory and statutory approvals and to coordinate all communications with the investor community, the regulators, the stock exchanges and the press, and the Parties shall use their best efforts to obtain necessary approvals, licenses and certificates, and the Parties will cooperate in good faith with each other as may be necessary or appropriate, to fulfil any compliance procedures required under the applicable Law with respect to licensing and intellectual property protection.

11.5           Term of Agreement.

(a)           This Agreement will continue in full force and effect until the earlier of (i) termination by mutual consent, (ii) with respect to an Investor who transfers all of its Shares in the Company in accordance with the terms of this Agreement and the applicable Transaction Agreements, upon the transfer of all of such Shares and (iii) the date of the dissolution and liquidation of the Company.  Articles IX, Section 10.1 and Sections 11.9 and 11.10 shall survive any termination of this Agreement.

(b)           In the event that (i) the Company consummates its first underwritten offering of shares of capital stock of the Company under the U.S. Securities Act of 1933, as amended, or a similar public offering outside the United States, or (ii) capital stock of the Company otherwise becomes publicly traded in or outside the United States, then the Investors hereto hereby agree to review and negotiate in good faith any appropriate modifications to this Agreement and other Transaction Agreements, in consultation with their respective counsel. All Parties hereby acknowledge and agree with the provisions and limitations of Section 1.4 of the Stockholders Agreement, including without limitation, the last sentence thereof.

11.6           Entire Agreement.  This Agreement, the Transaction Agreements, the Exhibits and Schedules attached hereto, and the Exhibits and Schedules attached thereto constitute the entire agreement of the Parties, except as provided herein, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

11.7           Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the Parties only, and shall be given no substantive or interpretative effect whatsoever.

11.8           Binding Effect; Survival and Assignment.  This Agreement will be binding on the Parties and their Affiliates and the successors and assigns of each of them.  No Party may assign its rights, duties or interests hereunder in whole or in part without the prior express written permission of the other Parties hereto, except as specifically provided herein.

11.9           Governing Law and Severability.  This Agreement and its enforcement, and any and all claims or disputes arising out of, relating to, or in connection with this Agreement or the making, performance, or interpretation of this Agreement, shall be governed by and construed exclusively in accordance with the State of New York’s substantive law (including but not limited to its law governing the attorney-client privilege and work product doctrine), without regard to the conflicts of law or choice of law principles of the State of New York or any other jurisdiction (including but not limited to U.S. federal law) that would require the application of the law of any other jurisdiction.  The provisions hereof will, to the greatest extent possible, be interpreted in such a manner as to comply with applicable law, but if any provision hereof is, notwithstanding such interpretation, determined to be invalid, void or unenforceable, the remaining provisions of this Agreement will not be affected thereby but will remain in full force and effect and binding upon the Parties.  In particular, should the choice of law be held invalid because for a part of this Agreement the choice of the laws of the State of New York is not possible, the choice of the laws of the State of New York for all remaining provisions of this Agreement shall continue to be valid in all respects.

11.10           Dispute Resolution.

(a)           Any and all claims or disputes (including but not limited to the arbitrability of any such claim or dispute or the jurisdiction of the arbitral tribunal provided for herein) arising out of, relating to, or in connection with this Agreement or the Transaction Agreements or the making, performance, or interpretation of this Agreement or the Transaction Agreements shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“Rules”), by one arbitrator appointed in accordance with the Rules.

(b)           The place of arbitration shall be in Stockholm.  The law exclusively applicable to the arbitration (including but not limited to the law governing the attorney-client privilege and work product doctrine) shall be the State of New York’s substantive law.  Pursuant to Article 15.1 of the Rules, in the event that the Rules are silent as to a given procedural matter, said matter shall be governed by the procedural rules of the State of New York.  The U.S. Federal Arbitration Act, 9 U.S.C. §1, et seq., shall not apply to the arbitration.

(c)           Pursuant to such schedule as the arbitral tribunal shall determine, (i) the Parties shall be permitted to serve, and shall be required to respond to, demands to produce hearing exhibits and witness statements, documents, and other evidence relevant to the claims or disputes in the arbitration, and the arbitral tribunal shall be authorized, on the application of any Party or of its own motion, but in either case only after giving the Parties a reasonable opportunity to state their views, to order production of said materials; and (ii) each Party shall give notice of the identity of each witness (including but not limited to expert witnesses) whom the Party intends to call at the hearing and the subject matter of the witness’ testimony.

(d)           The English language shall be used throughout the arbitral proceedings. The Parties shall bear their own attorneys’ fees, costs, expenses, and taxes in connection with the arbitration.  The arbitrator’s fee shall be borne equally by the parties to the arbitration.  The Parties hereby confirm and agree that the award of the arbitrator shall be the sole and exclusive remedy of the Parties regarding any claims, counterclaims, disputes, issues, or accountings presented to the arbitrator; that any arbitration award shall be made and shall promptly be payable in U.S. dollars free of any deduction or offset; and that any attorneys’ fees, costs, expenses, or taxes incident to enforcing the arbitration award shall, to the maximum extent permitted by law, be charged against the party opposing such enforcement.  The award shall include interest from the date of the arbitrator’s decision until the award has been paid in full, at the statutory rate of the State of New York.

11.11           Waiver of Immunities.

(a)           Each Party expressly, unconditionally and irrevocably waives, to the fullest extent permitted by applicable Law, with respect to itself and its revenues, property and assets, which it now possesses or may hereafter acquire (irrespective of their use or intended use), all immunity on the grounds of sovereignty (whether characterized as state immunity, sovereign immunity, act of state or otherwise), from (1) jurisdiction of the arbitration as provided in this Agreement, (2) suit, and the jurisdiction of any court of competent jurisdiction, to enforce the arbitrator’s award, (3) relief by way of injunction, order for specific performance or for recovery of property, (4) attachment of its revenues, property or assets (whether before or after judgment, in aid of execution or otherwise) and (5) execution or enforcement of, or recovery on, any judgment to which it or its revenues, property or assets might otherwise be entitled in any proceedings in the courts of any competent jurisdiction.

Each Party expressly, unconditionally and irrevocably agrees, to the fullest extent permitted by applicable law, that it will not claim, invoke or permit to be invoked on its behalf or on behalf of its revenues, property or assets, any such immunity in any such proceedings.  Each Party represents that it possesses the authority to so waive as indicated herein.

(b)           Subject to any applicable appellate rights, each Party consents generally in respect of any proceedings to the giving of any relief or the issue of  any process in connection with the proceedings including, without limitation, the making, enforcement or execution against any revenues, property or assets whatsoever (irrespective of their use or intended use) of any Order which may be made or given in the proceedings.

(c)           Each Party irrevocably and unconditionally acknowledges that the execution, delivery and performance of this Agreement constitute private and commercial (and not public) acts of Rusnano.

11.12           Notices.  All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) five (5) days after being deposited in any United States Post Office enclosed in a postage prepaid and registered or certified envelope addressed to or (c) when successfully transmitted by fax or e-mail (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above) to, the Party for whom intended, at the address, fax number or e-mail address for such Party set forth below (or at such other address, fax number or e-mail address for a party as shall be specified by like notice, provided, however, that any notice of change of address, fax number or e-mail address shall be effective only upon receipt):

If to the Company, to it at:

73 High Street
Buffalo, New York USA 14203
Attention: Chief Executive Officer
Facsimile: +1-716-849-6820
Email: Dtyomkin@cbiolabs.com

With copy (which shall not constitute notice) to:

Riker Danzig Scherer Hyland Perretti LLP
500 Fifth Avenue, 49th Floor
New York, New York 10110
Attention: Natasha Ziabkina, Esq.
Facsimile: +1-212-302-6628
Email: Nziabkina@riker.com

If to CBLI, to it at:

73 High Street
Buffalo, New York USA 14203
Attention: Chief Executive Officer
Facsimile: +1-716-849-6820
Email: Mfonstein@cbiolabs.com

With copy (which shall not constitute notice) to:

Riker Danzig Scherer Hyland Perretti LLP
500 Fifth Avenue, 49th Floor
New York, New York 10110
Attention: Natasha Ziabkina, Esq.
Facsimile: +1-212-302-6628
Email: Nziabkina@riker.com

If to Rusnano, to it at:

OJSC “RUSNANO”
10A Prospect 60-Letiya Oktyabrya

Moscow 117036
Attention: Leysan Shaydullina, Investment Manager
Facsimile: +7 495-988-5399
Email: Leysan.Shaydullina@rusnano.com

With copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
51 West 52nd Street
New York, NY  10019-6142
Attention: Elena Sauber, Esq.
Facsimile: +1-212-506-5151
Email: Esauber@orrick.com

11.13           Finders' Fees, Brokerage Commissions.  Each of the Parties represents and warrants to the other Parties that it has not incurred any liability for finder's fees, brokerage commissions or the like, and each Party indemnifies the other against liability for any such fees or commissions attributable to any act or failure to act of the indemnifying Party.

11.14           Amendments.  This Agreement or any provision hereof may be amended, modified, supplemented or waived only by a written instrument executed by all Parties.

11.15           Language of the Agreement.  This Agreement shall be executed by the Parties in the English language, and the same shall be the official and governing version of this Agreement and shall control.

11.16           Counterparts.  This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.  This Agreement is effective upon delivery of one executed counterpart from each Party to the other Parties.  The signatures of all Parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party’s signature is as effective as signing and delivering the counterpart in person, for all purposes.

11.17           No Third Party Rights.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties hereto and the respective successors and assigns of the foregoing, and the Company, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third parties to any Party to this Agreement or the Company, nor shall any provision hereof give any third parties any right of subrogation or action over or against any Party to this Agreement or the Company.

11.18           Construction.  The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the Parties hereto.  Without limitation, there shall be no presumption against any Party on the ground that such Party was responsible for drafting this Agreement or any part thereof.

11.19           Remedies.  The Parties each acknowledge and agree that no failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or any right, power or privilege hereunder.  The Parties further acknowledge and agree that money damages would not be a sufficient remedy for any breach of this Agreement, and that the non-breaching Party will be entitled to specific performance as a remedy for any such breach.  Such remedy will not be deemed to be the exclusive remedy for a breach thereof, but will be in addition to all other remedies available at Law or equity to the non-breaching Party.

11.20           Successors and Assigns.  All covenants and agreements in this Agreement by or on behalf of the respective Parties hereto shall bind and inure to the benefit of their respective successors and assigns.

11.21           Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, (a) such provision will be fully severable, (b) the remaining provisions of the Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (c) in lieu of such provision, there will be added automatically as part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as possible.

11.22           Rules of Construction.

(a)           Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may required.

(b)           All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement.  All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.

(c)           Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any rules of construction requiring that ambiguities are to be resolved against the Party which drafted this Agreement or any exhibits hereto shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

(d)           The terms “dollars” and “$” shall refer to United States Dollars, the currency of the United States.

(e)           The terms “hereby”, “hereof”, “hereto”, “herein”, “hereunder” and any similar terms shall refer to this Agreement, and not solely to the provision in which such term is used.

(f)           The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.

11.23           Schedules.  Capitalized terms used in the schedules which are defined herein shall have the meanings assigned to such terms herein unless otherwise defined in the schedule.  The inclusion of any description or document in a schedule is not intended, nor shall it be deemed to imply necessarily, that the matters referred to or contained in such schedule are not in the ordinary course of business.  Nothing in the schedules constitutes an admission of any liability of any Party or an admission against interest.  The disclosure of a matter in any schedule shall be deemed a disclosure for all purposes and shall qualify each representation or warranty made herein to the extent applicable.  Where the terms of a contract or other disclosure item have been summarized or described in a schedule, such summary or description does not purport to be a complete statement of the material terms of the contract or other item.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

PANACELA LABS, INC.

By	/s/ Dmitry Tyomkin
Name: Dmitry Tyomkin
Title: Chief Executive Officer

CLEVELAND BIOLABS, INC.

By	/s/ Michael Fonstein, Ph.D.
Name: Michael Fonstein, Ph.D.
Title: Chief Executive Officer

OPEN JOINT STOCK COMPANY “RUSNANO”

By	/s/ Andrey Borisovich Malyshev
Name: Andrey Borisovich Malyshev
Title: Deputy Chairman of the Management Board

[Signature Page to Investment Agreement]